Exhibit 10.19

February 20, 2003

Dear Frank Joanlanne:

This Letter Agreement will confirm our offer of employment with Video Network Communications, Inc. (the “Company”) on the following terms and conditions:

1.	Employment. This Letter Agreement will govern the terms and conditions of your employment commencing on the date hereof (the “Effective Date”) until your employment is terminated pursuant to paragraph 7 below. The period during which you are actually employed by the Company is referred to as the “Employment Period”.

2.	Position; Duties. You will be employed by the Company as its Senior Vice-President Webcasting. You will report to the President of the Company and such other persons as are designated by the Board of Directors of the Company (the “Board”), and shall perform the customary duties of a Senior Vice-President and such other duties that may from time to time be assigned to the you. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

3.	Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of $165,000, payable in accordance with the Company’s normal payroll practices. Your Base Salary will be reviewed at least annually, and may be subject to upward adjustment at the discretion of the Board (or a committee thereof). Your Base Salary shall not be decreased unless there are proportional decreases in salary imposed on the Company’s executive employees because the Company’s financial performance dictates such decreases.

4.	Annual Bonus. In addition to the Base Salary, you shall have the opportunity to earn an annual bonus for each fiscal year of the Company that ends during the Employment Period (the “Bonus Award”) of up to 50% of your Base Salary paid during such year based on achievement of targeted level of performance, as established in advance by the Board or a committee thereof. The Board, in its discretion, may award a higher bonus for any year for performance that exceeds target levels. To the extent performance goals are based on the achievement of financial targets, the Board (or a committee thereof) shall determine whether such targets are satisfied based on the audited consolidated financial statements of the Company, and the determination by the Board (or a committee thereof) shall be final and binding. In making such determination, the Board (or a committee thereof) may make adjustments to the audited numbers or to the targets themselves to take into account unusual or non-recurring events, including, without limitation, acquisitions and divestitures. In connection with the Bonus Award described above, you and the Company may agree on a variable compensation plan to establish targets and better define your Bonus Award opportunity. Such plan will include a facility for paying Employee a pro-rata share of any Bonus Award due on a quarterly basis.

5.	Stock Options. You shall be granted the option to purchase 400,000 shares of VNCI common stock at an exercise price based upon the market price on the date of issuance pursuant to VNCI’s Stock Option Plan.

6.	Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to officers of the Company generally. In addition, you will be provided with supplemental disability insurance as mutually agreed by you and the Company. You shall be entitled to vacation at the rate of three (3) weeks per year in accordance with the Company’s vacation policy.

7.	Termination.

(a) General. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time.

(b) Termination Without Severance Benefits. In the event your employment with the Company is terminated by reason of (i) your resignation without “Good Reason” (as defined below), (ii) your death, (iii) your “Disability” (as defined below), or (iv) your discharge by the Company for “Cause” (as defined below), this Letter Agreement shall terminate including, without limitation, the Company’s obligations to provide any compensation, benefits or severance to you under this Letter Agreement, other than any amounts earned and payable to you but not yet paid.

(c) Termination With Severance Benefits. In the event the Company terminates your employment other than for Cause, or you terminate this Letter Agreement for Good Reason, then in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will receive those severance benefits to which you are entitled under the Williams Communications Group, Inc. Change in Control Severance Protection Plan 2, as Amended and Restated on April 18, 2002 (the “Plan”), provided, however, that the amount of severance payable to you under the Plan shall be capped at a maximum of 26 weeks benefit. Notwithstanding Section 3.02 of the Plan, you shall remain eligible for participation in the Plan with regard to severance for so long as you are employed by the Company. No other term or clause in the Plan, other than the clause regarding the calculation and payment schedule of the amount of any severance benefits, shall apply, and the provisions of this Letter Agreement shall control instead.

(d) Compliance and Release. Your right to the payments in paragraph 7(c) hereof shall be conditional upon (i) your continuing compliance with the restrictive covenants and provisions contained in paragraph 8, and (ii) your execution of a customary and reasonable release of claims in favor of the Company and its Affiliates, in a form prescribed by the Company.

(e) Liquidated Damages. The Company and you hereby stipulate that the damages which may be incurred by you as a consequence of any termination of employment are not capable of accurate measurement as of the date first written above and that the liquidated damages payments provided for in this Letter Agreement constitute a reasonable estimate under the circumstances of and are in full satisfaction of, all damages sustained as a consequence of any termination of employment.

(f) Definition of “Cause”. For purposes of this Letter Agreement, “Cause” means an omission, act or action or series of omissions, acts or actions by you which, in the determination of the Company, constitute(s), cause(s) or result(s) in (i) your material dishonesty including, without limitation, theft, fraud, embezzlement, financial misrepresentation or other similar behavior or action in your dealings with or with respect to the Company or any Affiliate thereof or entity with which the Company or any Affiliate thereof, shall be engaged in or be attempting to engage in commerce; (ii) your conviction for, or the your entry of a plea of guilty or nolo contendere to, the commission of a felony; (iii) your willful refusal to follow the lawful directives of the Company with respect to your duties hereunder, which directives shall be consistent with your duties and position as an officer of the Company, as set forth in this Letter Agreement, and which refusal is not cured by you within thirty (30) calendar days after written notice from the Board to you setting forth with reasonable specificity the nature thereof; or (iv) the material breach of any provision of this Letter Agreement which is not cured by you within thirty (30) calendar days after written notice from the Company to you setting forth with reasonable specificity the nature of such breach. For purposes of this Letter Agreement, “Affiliate” shall have the meaning assigned to it in the Stockholders Agreement, dated as of May 16, 2002, by and among VNCI, Moneyline Telerate Holdings and the other signatories thereto (the “Stockholders Agreement”).

(g) Definition of “Good Reason”. For purposes of this Letter Agreement, “Good Reason” may only be claimed by you following a “Sale of the Company,” and means either (i) the assignment to you, without your written approval, of duties or responsibilities materially inconsistent with your position as President, (ii) any material reduction in your duties, responsibilities or authority from those in effect on the date hereof, or (iii) a demand by the Company to relocate your principal place of employment to a location greater than fifty (50) miles from your current principal place of employment; provided, however, that the occurrence of any of (i), (ii) or (iii) shall not constitute Good Reason unless written notice from you to the Board setting forth with reasonable specificity the nature of such assignment or reduction is given within 60 calendar days after the date on which such assignment, reduction, or change in location first occurs and such assignment or reduction is not cured or otherwise mutually resolved within 30 calendar days after such written notice is delivered to the Board. For purposes of this Letter Agreement, “Sale of the Company” shall mean a change in control of VNCI exceeding 50% of the voting rights of the Company.

(h) Definition of “Disability”. For purposes of this Letter Agreement, “Disability” means any physical or mental condition which renders you incapable of performing your essential functions and duties hereunder for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days, as determined in good faith by the Company.

8.	Restrictive Covenants.

(a) Confidential Information. You acknowledge and agree that the information, observations, and data obtained by you while employed by the Company or any of its subsidiaries or any of its Affiliates concerning the business affairs of the Company or any subsidiary or Affiliate of the Company (“Confidential Information”) are the property of the Company, such subsidiary or such Affiliate. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the Employment Period) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any subsidiary or Affiliate of the Company which you may then possess or have under your control.

(b) Inventions and Patents. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its subsidiaries’ or Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you prior to the date hereof or while employed by the Company or any of its subsidiaries or Affiliates (“Work Product”) belong to the Company or such subsidiary or Affiliate. You will promptly disclose such Work Product to the Board or its designee and perform all actions reasonably requested by the Board or its designee (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c) Non-competition. You acknowledge that in the course of your employment with the Company and its subsidiaries and Affiliates you have become familiar, and you will become familiar, with the Company’s and its subsidiaries’ and Affiliates’ trade secrets and with other Confidential Information and that your services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries and Affiliates. Therefore, you agree that unless you are terminated by the Company without Cause, or you terminate your employment with the Company for Good Reason, you shall not, during the Restricted Period, directly or indirectly own, operate, manage, control, participate in, consult with, advise, engage in services for any competitor of the Company, its subsidiaries or Affiliates, or in any manner engage in any start up of a business (including by yourself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with the businesses of the Company or its subsidiaries or Affiliates as in existence or in process on the date of termination of your employment (the “Businesses”). Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock or equity of an entity which is publicly traded, so long as you have no active participation in the business of such entity. For purposes of this paragraph 8, the Restricted Period means the period during which you are employed by the Company or any of its subsidiaries and the 12-month period following such termination.

(d) Non-solicitation. During the Restricted Period, you shall not directly, or indirectly through another person or entity use proprietary knowledge or information relating to the Company, its subsidiaries or its Affiliates obtained during the course of your employment with the Company with the intention to, or which a reasonable person would construe to (i) induce or attempt to induce any employee of the Company or any of its subsidiaries or Affiliates to leave the employ of the Company or such subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any of its subsidiaries and Affiliates and any employee thereat, including, without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the Business or operations of the Company or its subsidiaries or Affiliates, (ii) hire any person who was an employee of the Company or any subsidiary or Affiliate of the Company at any time within the six-month period prior to the date you employ or seek to employ such person, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary or Affiliate of the Company to cease doing business with the Company or such subsidiary or Affiliate, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary or Affiliate of the Company.

(e) Non-disparagement. You shall not at any time during or after the Employment Period whether in writing or orally, criticize, disparage, or otherwise demean in any way the Company or its subsidiaries or Affiliates or their respective products, officers, directors, employees or shareholders.

(f) Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

(g) Enforcement. You agree that: (i) the covenants set forth in this paragraph 8 are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) the Company would not have entered into this Letter Agreement but for your covenants contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Letter Agreement. If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You recognize and affirm that in the event of your breach of any provision of this paragraph 8, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, you agree that in the event of a breach or a threatened breach by you of any of the provisions of this paragraph 8, the Company, in addition and supplementary to other rights and remedies granted by law existing in its favor (including recovery of damages and costs (including reasonable attorneys’ fees)), may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9.	Insurance and Indemnification.

(a) D&O Insurance. The Company shall cause you to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at its request. Any coverage provided to you pursuant to this paragraph 9 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and shall continue for so long as you shall be subject to personal liability relating to such service.

(b) Indemnification. The Company will indemnify and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of actions, and debts arising from and in connection with your employment by the Company and in the performance of your duties for the Company in accordance with the terms of this Letter Agreement. Such indemnification shall not apply to any such liabilities, suits, claims, actions, causes of actions or debts resulting from: (i) any action by you constituting fraud or criminal conduct, (ii) any action by you which is a material violation of the terms of this Letter Agreement or in violation of any written direction given to you, pertaining to any action within the scope of your duties, by the Board, such persons designated by the Board or the Company’s Chief Executive Officer, or (iii) any action which is in violation of any laws, rules or regulations applicable to the Company and/or the business of the Company, except to the extent such violation of laws, rules or regulations was unintentional and was performed by you while acting within the scope of your employment.

10.	Key Man Insurance. During the Employment Period, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

11.	Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

12.	Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.	Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

14.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter

Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

15.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Letter Agreement (except, at the election of the Company, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of the covenants contained in paragraph 8), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in New York, New York. In the event of a dispute, a written request for arbitration shall be submitted to the New York office of the American Arbitration Association. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys’ fees.

16.	Survival. Notwithstanding anything contained herein to the contrary, the provisions of paragraphs 8, 9, 12, 15 and 16 shall survive termination of your employment with the Company and its subsidiaries.

17.	Entire Agreement. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its Affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

18.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

* * * *

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

VNCI

By:	/s/ Alexander Russo Name: Alexander Russo

AGREED TO AND ACCEPTED BY:

/s/ Frank Joanlanne Frank Joanlanne